Exhibit 10.1

Non-Employee Director Compensation Program

Effective July 1, 2021, the Asensus Surgical, Inc. Non-Employee Director Compensation Program is:

Annual Cash Retainer (1)			Annual Equity Award (2)	Initial Equity Award (2)
Non-Employee Director role:	Dollar value	Election to be paid in equity

Equity grant of stock options or restricted stock units with a value of $45,000. Director can elect the form of equity. Cliff vesting at first anniversary of grant or following year’s annual meeting date, if earlier, subject to forfeiture if not vested.

Equity grant of stock options or restricted stock units with a value of $150,000. Incoming director can elect the form of equity. Vests one-third of award on each of the first three anniversaries of the date of grant.

Baseline Board Retainer	$50,000	Yearly election will be made by each director to receive cash retainer in shares of common stock or stock options
Non-Executive Chair Additional Retainer	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$13,000
CG & Nominating Committee Chair	$10,000
Audit Committee Member	$ 9,000
Compensation Committee Member	$ 6,000
CG& Nominating Committee Member	$ 5,000

(1)	Annual non-employee director compensation limit of $250,000 with initial year compensation limit of $500,000 as set forth in the Amended and Restated Equity Compensation Plan (the “Plan”).

(2)

Number of shares of common stock, restricted stock units or stock options calculated using a stock price equal to the greater $1.00 or the average closing price in the 20 trading days prior to the date of grant and, for stock options, if elected by a director, a Black Scholes calculation. Stock options will have a seven-year term.